Filed pursuant to Rule 433

Registration Statement No. 333-185462

January 13, 2015

United Mexican States

Final Terms and Conditions

3.600% Global Notes due 2025

Issuer:	United Mexican States

Transaction:	Reopening of 3.600% Global Notes due 2025 (the “2025 Notes”)

Issue Currency:	U.S. Dollar

Issue Size:	U.S. $1,000,000,000 (brings total size to U.S. $3,000,000,000)

Ratings:	A3 (stable)/BBB+(stable)/BBB+(stable) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	January 30, 2025

Pricing Date:	January 12, 2015

Settlement Date:

January 23, 2015 (T+8)

It is expected that delivery of the 2025 Notes will be made against payment therefor on the eighth day following the Pricing Date of the 2025 Notes (such settlement cycle being referred to herein as “T+8”). January 19, 2014 (Martin Luther King, Jr. Day) will not be considered a business day for the purpose of this calculation. Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade 2025 Notes on the date of pricing or the next three business days will be required, by virtue of the fact that the 2025 Notes initially will settle in T+8, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of 2025 Notes who wish to trade 2025 Notes on the date of pricing or the next three business days should consult their own advisors.

Coupon:	3.600%

Coupon Payment Frequency:	Semiannual

Issue price:	100.323%, plus accrued interest from November 25, 2014

Yield:	3.560%

Re-offer Spread over Benchmark:	+165 bps

Reference Benchmark:	UST 2.250% due November 15, 2024 (price: 103-01 and yield: 1.910%)

Interest Payment Dates:	January 30 and July 30 of each year, commencing July 30, 2015 (subject to interest payment date convention disclosed in the pricing supplement)

Optional Redemption:	Make-Whole Call calculated at Treasuries +20 bps (at any time, from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Fungibility:	The 2025 Notes will be consolidated and form a single series with, and be fungible with, the outstanding U.S. $2,000,000,000 3.600% Global Notes due 2025 (CUSIP No. 91087BAA8, ISIN US91087BAA89, Common Code 111995923), previously issued by Mexico.

Gross Proceeds:	U.S. $1,003,230,000.00

Ranking:	Senior Unsecured

Governing Law:	New York law

Registration:	SEC Registered

Authorized Denominations:	U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof

Day Count:	30/360

Underwriters Discount:	0.18%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

CUSIP / ISIN:	91087BAA8 / US91087BAA89

Joint Bookrunners /Allocation:	Credit Suisse Securities (USA) LLC (33.33%) Merrill Lynch, Pierce, Fenner & Smith Incorporated (33.33%) Morgan Stanley & Co. LLC (33.34%)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated November 10, 2014 and a prospectus supplement dated November 17, 2014 accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s (the “Commission”) website at http://www.sec.gov/Archives/edgar/data/101368/000119312514405539/d816959d424b2.htm and http://www.sec.gov/Archives/edgar/data/101368/000119312514415239/d816959d424b2.htm. A preliminary pricing supplement, subject to completion on January  12, 2015, for the 2025 Notes, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312515007314/d850652d424b2.htm .

The issuer has filed a registration statement (including a prospectus) with the Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll free at 1-800-624-1808.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Filed pursuant to Rule 433

Registration Statement No. 333-185462

January 13, 2015

United Mexican States

Final Terms and Conditions

4.600% Global Notes due 2046

Issuer:	United Mexican States

Transaction:	4.600% Global Notes due 2046 (the “2046 Notes”)

Issue Currency:	U.S. Dollar

Issue Size:	U.S. $3,000,001,000

Ratings:	A3(stable)/BBB+(stable)/BBB+(stable) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	January 23, 2046

Pricing Date:	January 12, 2015

Settlement Date:

January 23, 2015 (T+8)

It is expected that delivery of the 2046 Notes will be made against payment therefor on the eighth day following the Pricing Date of the 2046 Notes (such settlement cycle being referred to herein as “T+8”). January 19, 2014 (Martin Luther King, Jr. Day) will not be considered a business day for the purpose of this calculation. Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade 2046 Notes on the date of pricing or the next three business days will be required, by virtue of the fact that the 2046 Notes initially will settle in T+8, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of 2046 Notes who wish to trade 2046 Notes on the date of pricing or the next three business days should consult their own advisors.

Coupon:	4.600%

Coupon Payment Frequency:	Semiannual

Issue price:	99.984%, plus accrued interest, if any, from January 23, 2015

Yield:	4.601%

Re-offer Spread over Benchmark:	+210 bps

Reference Benchmark:	UST 3.125% due August 15, 2044 (price: 113-00 and yield: 2.501%)

Interest Payment Dates:	January 23 and July 23 of each year, commencing July 23, 2015 (subject to interest payment date convention disclosed in the pricing supplement)

Optional Redemption:	Make-Whole Call calculated at Treasuries +35 bps (at any time, from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	U.S. $2,999,520,999.84

Ranking:	Senior Unsecured

Governing Law:	New York law

Registration:	SEC Registered

Authorized Denominations:	U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof

Day Count:	30/360

Underwriters Discount:	0.20%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

CUSIP / ISIN:	91086QBF4 / US91086QBF46

Joint Bookrunners / Allocation:	Credit Suisse Securities (USA) LLC (33.33%) Merrill Lynch, Pierce, Fenner & Smith Incorporated (33.33%) Morgan Stanley & Co. LLC (33.34%)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated November 10, 2014 and a prospectus supplement dated November 17, 2014 accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s (the “Commission”) website at http://www.sec.gov/Archives/edgar/data/101368/000119312514405539/d816959d424b2.htm and http://www.sec.gov/Archives/edgar/data/101368/000119312514415239/d816959d424b2.htm. A preliminary pricing supplement, subject to completion on January  12, 2015, for the 2046 Notes, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312515007314/d850652d424b2.htm .

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll free at 1-800-624-1808.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.